Exhibit 23.1

KPMG LLP

600 de Maisonneuve Blvd West

Suite 1500, Tour KPMG

Montréal (Québec) H3A 0A3

Tel. 514-840-2100

Fax. 514-840-2187

www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors Theratechnologies Inc.

We consent to the use of our report dated February 27, 2023 on the consolidated financial statements of Theratechnologies Inc., which comprise the consolidated statements of financial position as of November 30, 2022 and 2021, the related consolidated statements of net loss and comprehensive loss, changes in equity and cash flows for the years ended November 30, 2022 and 2021 and the related notes, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

December 21, 2023

Montréal, Canada